Exhibit 99.2

Steven G. Mihaylo

P.O. Box 19790

Reno, Nevada 89511

April 4, 2007

VIA EMAIL AND FEDERAL EXPRESS

Alexander Cappello

Chairman, Board of Directors

Inter-Tel (Delaware), Incorporated

1615 South 52nd Street

Tempe, Arizona 85281

Dear Alex:

I am in receipt of your letter of April 3, 2007. I note that prior to my receipt of your letter, I had not been notified of the April 2007 meeting of the Board of Directors of Inter-Tel referenced in your letter and I remain unaware of the exact meeting date in April and time. I believe this is typical of the way that I, as the Company’s founder, largest stockholder and a member of the Board, as well as my two nominees on the Board, have been treated for the past several months.

While I appreciate the Board’s willingness to consider my stockholder proposals as set forth in the preliminary proxy statement I filed with the Securities and Exchange Commission on March 30, 2007, the Board has had well over two months to analyze the proposals which I first made in a letter to the Board on January 19. To date, all that I have heard is rhetoric, which I believe is solely designed to delay the process and to avoid taking any affirmative action to address the issues raised in my proposals, as further evidenced by the failure of the Board to set forth any meaningful plan of action for increasing stockholder value. I disagree with your conclusion that a “proxy contest is simply unnecessary.” A proxy contest is necessary because the Board failed to consider my proposals until after I filed a proxy statement, and I still have not received any written indication that the Board is serious about implementing any of my seven proposals or any written plan of action.

I believe that further rhetoric without action will ultimately jeopardize the interests of all of the stockholders which, as the largest stakeholder in the Company, will adversely affect me as well. Accordingly, I do not intend to withdraw my proposals or my proposed slate of directors unless the Board puts forth a written plan of action satisfactory to me which either includes my proposals or provides a plan that will provide similar or greater value to the Company’s stockholders.

Sincerely,

/s/ Steven G. Mihaylo
Steven G. Mihaylo

cc:	Joseph J. Giunta
Stephen Alexander

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Steven G. Mihaylo (“Mr. Mihaylo”) and the other participants named below have filed a preliminary proxy statement with the Securities and Exchange Commission in connection with the 2007 Annual Meeting of Stockholders of Inter-Tel (Delaware), Incorporated (the “Company”), and plan to mail a definitive proxy statement and accompanying proxy card to the Company’s stockholders when completed.

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PRELIMINARY PROXY STATEMENT THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS THAT ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. THE PRELIMINARY PROXY STATEMENT IS, AND THE DEFINITIVE PROXY STATEMENT AND SUCH OTHER PROXY MATERIALS WILL BE, AVAILABLE AT NO CHARGE ON THE SECUTIRIES AND EXCHANGE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT (WHEN AVAILABLE), WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES OF THE DEFINITIVE PROXY STATEMENT SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, MACKENZIE PARTIES, INC., AT ITS TOLL FREE NUMBER: 1 (800) 322-2885.

The participants in the solicitation are Mr. Mihaylo, Summit Growth Management LLC, The Steven G. Mihaylo Trust, Dr. Anil K. Puri, Kenneth L Urish, Neal I. Goldman and Michael R. Boyce. Information relating to the participants is contained in the preliminary proxy statement filed by the participants with the Securities and Exchange Commission.